Exhibit 2.1

Execution Version

ASSET PURCHASE AND SALE AGREEMENT

by and between

Mesquite Disposals Unlimited, LLC,

and

Mesquite SWD, Inc.

as “Seller”

and

NGL Water Solutions, LLC,

as “Buyer”

dated as of

May 13, 2019

i

(continued)

(continued)

(continued)

Disclosure Schedules

Schedule 1.1(a)	-	Contracts
Schedule 1.1(b)	-	Equipment
Schedule 1.1(c)	-	Permits for the Business
Schedule 1.1(d)	-	Surface Contracts
Schedule 1.1(e)	-	Certain Liens
Schedule 1.2	-	Excluded Assets
Schedule 3.1(b)	-	Interests
Schedule 3.3	-	Preferential Purchase Rights & Required Consents
Schedule 3.5	-	Certain Changes in Operation
Schedule 3.6(a)	-	Material Contracts
Schedule 3.6(c)	-	Material Contracts — Exceptions
Schedule 3.7	-	Intellectual Property
Schedule 3.8	-	Litigation
Schedule 3.9	-	Taxes
Schedule 3.10	-	Environmental Matters
Schedule 3.11(a)	-	Legal Compliance
Schedule 3.11(b)	-	Permit Applications
Schedule 3.12	-	Surface Contract Exceptions
Schedule 3.13(a)	-	Owned Real Property
Schedule 3.13(b)	-	Leased Real Property
Schedule 3.13(d)	-	Encumbrances on Real Property
Schedule 3.13(e)	-	Leased Real Property — Exceptions
Schedule 3.13(f)	-	Permanent Electrical Power Exceptions
Schedule 3.14	-	Insurance
Schedule 3.16	-	Condition of Assets
Schedule 3.17	-	Financial Statements
Schedule 3.19(c)	-	Disposal Well Capacity
Schedule 3.19(d)	-	Wells to be Plugged and Abandoned
Schedule 3.19(e)	-	Shallow Wells
Schedule 3.20	-	Monthly Water Volumes
Schedule 3.21	-	Affiliate Contracts
Schedule 3.22(a)	-	Top Customers and Suppliers
Schedule 3.22(b)	-	Customer and Supplier Relations
Schedule 3.25	-	Employer Benefit Plans
Schedule 4.2	-	Buyer Approvals
Schedule 5.4	-	Restricted Persons
Schedule 5.12	-	Seller’s Drilling and Completion Obligations
Schedule 6.2	-	Purchase Price Allocation
Schedule 7.1(f)	-	Repair and Maintenance Items
Schedule 7.1(l)	-	Specified Individuals
Schedule 7.1(n)	-	Specified Transaction
Schedule 9.9	-	Contributed Assets

Exhibits

Exhibit A	-	System
Exhibit B	-	Form of Conveyance
Exhibit C	-	Form of Contract Operating Agreement
Exhibit D	-	Form of Accredited Investor Questionnaire
Exhibit E	-	Form of Memorandum

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT, dated as of May 13, 2019 is entered into by and between Mesquite Disposals Unlimited, LLC, a New Mexico limited liability company, and Mesquite SWD, Inc., a New Mexico corporation (collectively, “Seller”), and NGL Water Solutions, LLC, a Colorado limited liability company (“Buyer”).  Seller and Buyer are sometimes referred to herein as a “Party” and together as the “Parties”.  The Restricted Persons (as defined herein) join in this Agreement, not as a Seller, but for the limited purposes set forth in Section 5.4.  Precious Lady Holdings, L.L.C., a New Mexico limited liability company (“Precious Lady”), also joins in this Agreement, not as a Seller, but for the limited purposes set forth in Section 3.23, Section 5.4, Section 5.10, and Section 8.5.

RECITALS

WHEREAS, Seller owns certain assets in Lea and Eddy County, New Mexico and Loving County, Texas, with respect to the ownership and operation of the System and the transportation and disposal of produced water and frac flowback water produced in connection with the production of oil or gas from wells that may be disposed of in Class II disposal wells (the “Business”), as more fully described in this Agreement; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, such Assets on the terms and conditions provided in this Agreement;

WHEREAS, each Restricted Person (as hereinafter defined) is a direct or indirect membership holder of the Seller and will derive, directly and/or indirectly, substantial economic and other benefits from the transactions contemplated by this Agreement; and

WHEREAS, each Restricted Person has agreed to enter into Section 5.4 of this Agreement as a condition of and material inducement to Buyer’s execution and delivery of the Agreement and consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1                Definitions.  As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person.  For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.  No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests, or remedies under this Agreement.

“Agreement” means this Asset Purchase and Sale Agreement, as the same may be amended from time to time in accordance with Section 10.9.

“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other Laws, including foreign merger control Laws, issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assets” means, subject to the terms and conditions of this Agreement, all of the right, title and interest of Seller in and to the following, which will not include any Excluded Assets:

(a)         the System;

(b)         the Surface Contracts;

(c)          all Equipment;

(d)         the Leased Real Property;

(e)          all Contracts;

(f)           all Permits, including Environmental Permits, that are used in the Business, to the extent assignable;

(g)          all saleable materials located in or on any portion of the System or Equipment at Closing;

(h)         any crude oil and chemical inventories remaining in the System as of the Effective Time;

(i)             all intangible assets of the Seller related to the Assets or the Business, including goodwill and Intellectual Property;

(j)            the Records; and

(k)         any other assets related to the Business that are not Excluded Assets.

“Assumed Obligations” means:

(a)                                 all of the obligations and liabilities of any kind whatsoever relating or incidental to the ownership or operation of the Assets (but not the Excluded Assets) arising from acts, omissions, events or conditions occurring on or after the Effective Time, including obligations and liabilities relating or incidental to (i) the abandonment of all pipelines, flowlines, structures, personal property, and materials of whatever kind included among the Assets and the performance of all related dismantling, salvage, removal, remediation and surface restoration operations and activities with respect to the

Assets and pursuant to applicable Laws, (ii) the plugging and abandonment of all wells located on the Assets in accordance with applicable Laws, other than wells that are Excluded Assets; or (iii) the performance of all obligations applicable to or imposed by or under any Contract included among the Assets or as required by applicable Laws, excluding Retained Obligations;

(b)                                 all Environmental Liabilities arising out of acts, omissions, events or conditions occurring or existing for the first time after the Effective Time;

(c)                                  all other claims and liabilities for injury to or death of any Person, persons or other living things, or loss or destruction of or damage to property affecting or relating to the Assets, to the extent that the acts, omissions, events or conditions giving rise to such claim or liability arise or occur after the Effective Time;

(d)                                 Seller’s prorated share of Property Taxes related to the Straddle Period to the extent satisfied at Closing pursuant to Section 6.4;

(e)                                  the responsibility for compliance with applicable Laws relating to the Assets, and the maintenance and, when necessary, procurement of permits required by any Governmental Authority in connection therewith, in each case from and after the Effective Time, excluding the Retained Obligations; and

(f)                                   all other duties, obligations, liabilities, claims, whether in contract or tort, or arising by operation of Law, accruing or resulting from, arising out of, or otherwise associated with the Assets for the period from and after the Effective Time.

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States of America.

“Business Employee” shall mean each employee employed by a Seller or any of its Affiliates who are primarily dedicated to the Business.

“Buyer” has the meaning set forth in the Preamble to this Agreement.

“Buyer Approvals” has the meaning set forth in Section 4.2.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Cap” has the meaning set forth in Section 8.4.

“Cash Consideration” has the meaning set forth in Section 2.2(a).

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“COBRA” has the meaning set forth in Section 5.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 10.14.

“Contracts” means all contracts (other than the Surface Contracts), arrangements, commitments or other agreements, whether written or oral, by which any portion of the Business or the Assets is bound, or that relate to or are otherwise applicable to any portion of the Business or the Assets, as more fully identified on Schedule 1.1(a).

“Conveyance” or “Conveyances” means a Conveyance, Assignment and Bill of Sale in the form attached as Exhibit B to this Agreement.

“Deductible” has the meaning set forth in Section 8.4.

“Disclosure Schedule” means the schedules attached hereto.

“Disposals” means Mesquite Disposals Unlimited, LLC, a New Mexico limited liability company.

“Dollars” and “$” means the lawful currency of the United States of America.

“Effective Time” means 12:01 a.m. (Central Time) on the Closing Date.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA and each other bonus or other incentive compensation, change-in-control, deferred compensation, salary continuation, sick, holiday,  or disability pay, severance, stock award, stock option, stock purchase or other equity or unit or interest based awards, tuition assistance, vacation, vacation pay, dependent care assistance, health savings, health reimbursement, flexible spending, fringe benefit, expense reimbursement, paid-time off, employee loan, salary continuation, compensation or other benefit plan or arrangement, and each employment, consulting, indemnification, termination or other compensation arrangement or agreement (whether written or oral), in each case with respect to current or former Business Employees or consultants of or to Seller, and under which Seller could reasonably be expected to have any liability, including as a result of an ERISA Affiliate.

“Environmental Law(s)” means, as the same may have been amended, superseded or replaced, any federal, state or local statute, Law, regulation, ordinance, rule, order or decree including any rule of common law, relating to (i) the control of any potential pollutant, (ii) protection of the environment or natural resources, including air, water, land, wildlife or sensitive habitats therefor, (iii) the generation, handling, management, treatment, storage, release, disposal or transportation of Hazardous Materials, (iv) the regulation of or exposure to Hazardous Materials alleged to be harmful to human health or the environment.  The term shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et

seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Endangered Species Act, 7 U.S.C. §  136 et seq.; the Bald and Golden Eagle Protection Act, 16 U.S.C. § 668-668d; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related or analogous laws, whether local, state, territorial, or national, of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.  The term “Environmental Laws” includes all judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Authority pursuant to the foregoing.

“Environmental Liabilities” means any and all environmental response costs (including costs of investigation and remediation), damages, natural resource damages, liabilities (including STRICT LIABILITIES), settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Business or the Assets, (ii) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any release, discharge or disposal of, or exposure to, Hazardous Materials on, at or from the Assets, or (iii) for any violation of, or any remediation or compliance obligation under, any Environmental Laws which is attributable to the ownership or operation of the Business or the Assets.

“Environmental Permit” means all permits, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law.

“Equipment” means all installations, fixtures, improvements, additions, equipment, machinery, fixtures, vessels, separators, meters, recorders, filters, generators, containers, spare parts, tools, supplies and equipment, computers and computer terminals actually located at the site of saltwater disposal systems and installed therein and other tangible personal property and improvements located in or on any portion of the System necessary for, or otherwise used or held for use primarily in connection with, the operation of the Business, including but not limited to those identified on Schedule 1.1(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means any corporation, partnership or trade or business which is a member of a group that includes Seller and is treated or has been treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means the assets set forth on Schedule 1.2.

“GAAP” means generally accepted accounting principles of the United States of America, consistently applied.

“Governmental Authority” means any federal, state, municipal, tribal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Hazardous Materials” means any substance, material, or waste which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, ignitable, infectious, radioactive or carcinogenic, or (iv) regulated pursuant to any Environmental Law.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Indebtedness” means (i) indebtedness of any Seller for money borrowed (including any prepayment penalties, fees, premiums or expenses with respect thereto); (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which any Seller is responsible or liable (including derivative financial instruments such as foreign currency contracts and interest rate swaps, letters of credit and performance or surety bonds), including the current portion of such indebtedness; (iii) all obligations of any Seller under leases required to be capitalized in accordance with GAAP; (iv) all obligations of the type referred to in clauses (i) through (iii) of any Persons for the payment of which any Seller is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (v) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any encumbrance on any Asset.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Intellectual Property” means worldwide intellectual property rights under statutory or common law, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing, (b) copyrights and any applications or registrations for any of the foregoing, and (c) patents, all confidential know-how, proprietary technology, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“Interests” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Knowledge” as to Buyer means the actual knowledge, after reasonable due inquiry, of any fact, circumstance or condition by Doug White, Jim Winter or Christian Dobrauc; and as to Seller means the actual knowledge, after reasonable due inquiry, of any fact, circumstance or condition by Linda Wilson, Clay Wilson, Riley Neatherlin, Michael Glasscock, Kyle Burnett or Michael Forrest.

“Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority and any applicable common law.

“Leased Real Property” means any real property leased, subleased, licensed, occupied or otherwise used by the Seller in connection with the Business.

“Leases” means all leases and subleases, lease guaranties, licenses and agreements, pursuant to which Seller has a leasehold interest in real property, including all amendments, terminations and modifications thereof, with respect to the Business or the Assets.

“Liability” means any and all debts, liabilities, guarantees, assurances, commitments, damages and obligations (including Indebtedness) of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued and unaccrued, known or unknown, due or to become due, whenever or however arising (including those arising under any Law or order by a Governmental Authority and those arising under any contract or tort based on negligence or strict liability).

“Lien(s)” means any charges, pledges, options, encumbrances, mortgages, deeds of trust, hypothecations, or security interests.

“Losses” means all actual liabilities, losses, damages, awards, costs and expenses (including reasonable fees and expenses of counsel) reduced by (a) insurance proceeds actually received from third parties relating thereto, and (b) indemnification or reimbursement payments actually received from third parties relating thereto; provided, however, Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages or any lost profits, lost benefits, loss of enterprise value, diminution in value of any business, damage to reputation or loss to goodwill; provided, further, however, that the preceding proviso shall not apply to the extent a Party is required to pay such damages to a non-Affiliate third party in connection with a matter for which such Party is entitled to indemnification under Article VIII.

“Material Adverse Effect” means any circumstance, change, inaccuracy, event, result, occurrence, condition, fact or effect (each an “event”) that, individually or in combination with any other event, has had or could reasonably be expected to have a materially adverse effect on (a) the ability of Seller to consummate the transactions contemplated by this Agreement, or to perform its obligations hereunder or (b) the Business or the Assets, taken as a whole, but shall exclude any event arising from:

(i)                                     any change in general economic conditions (including any change in prices for hydrocarbons or other commodities) in the industries or markets in which Seller (with respect to the Assets) operates or conducts business;

(ii)                                  seasonal reductions in revenues and/or earnings of Seller (with respect to the Assets) in the ordinary course of its business;

(iii)                               national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

(iv)                              changes in Law or GAAP; or

(v)                                 the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby.

Clauses (i) through (iv) of this definition shall not include any circumstance, change or effect to the extent disproportionately affecting the Assets or Business as compared to other Persons or businesses in the produced water handling and disposal industry generally.

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Mesquite” means Mesquite SWD, Inc.

“NGL” means NGL Energy Partners LP.

“NGL Common Units” has the meaning set forth in Section 2.2(a).

“NGL Preferred Units” has the meaning set forth in Section 2.2(b).

“NGL Preferred Unit Price” means the twenty (20) day volume weighted average price of NGL Preferred Units on the NYSE (as reported by Bloomberg L.P.) over the period beginning on the date that is ten (10) days prior to the date hereof and ending on the date that is nine (9) days after the date hereof.

“Nonassignable Assets” has the meaning set forth in Section 2.6.

“Operating Agreement” means that certain Operating Agreement by and between Mesquite and Buyer in the form attached hereto as Exhibit C.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, partnership agreement or similar formation or governing documents and instruments.

“Owned Real Property” means any real property owned by Seller in fee simple with respect to the Business or the Assets.

“Party” or “Parties” each has the respective meaning set forth in the Preamble to this Agreement.

“Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities relating to the Business and the Assets and any applications for such authorizations, licenses, permits or certificates, in each case, whether relating to developed or undeveloped projects, including the Permits identified on Schedule 1.1(c), excluding right-of-way agreements and similar rights and approvals.

“Permitted Liens” means:

(a)                                 third-party consent and notice requirements and similar restrictions with respect to which waivers or consents are obtained by Seller from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to transfer;

(b)                                 Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and disclosed on Schedule 3.9 for which Seller has adequate reserves;

(c)                                  materialmans’, mechanics’, repairmans’, workers’, contractors’, operators’, carriers’ and other similar liens and charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and disclosed on Schedule 1.1(e) for which Seller has adequate reserves;

(d)                                 all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Assets or any part thereof if they are not required or customarily obtained prior to the sale or conveyance; and

(e)                                  all rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner and all obligations and duties under all Laws of such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Precious Lady” has the meaning set forth in the Preamble to this Agreement.

“Property Taxes” has the meaning set forth in Section 6.4.

“Proprietary Information” has the meaning set forth in Section 5.4.

“Purchase Price” has the meaning set forth in Section 2.2.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Records” means all land files, contract files, right-of-way records, surveys, maps, plats and other books and records, in each case relating primarily to the Business or any Asset, or used or held for use primarily in connection with the maintenance and operation thereof, but excluding any books and records to the extent disclosure or transfer is restricted by applicable Law and attorney-client privileged communications and work product of Seller’s legal counsel (other than title opinions).

“Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.

“Required Consents” means those waivers, approvals, consents, filings and notices which are required to be made by or given to Seller to transfer the Assets as contemplated herein, excluding, however, those customarily obtained from or given by a Governmental Authority after Closing.

“Restricted Person” means the persons identified on Schedule 5.4.

“Retained Obligations” means:

(a)                                 all of the obligations and liabilities of any kind whatsoever relating or incidental to the ownership or operation of the Business or the Assets arising out of acts, omissions, events or conditions occurring or existing before the Effective Time;

(b)                                 all Environmental Liabilities arising out of acts, omissions, events or conditions occurring or existing before the Effective Time;

(c)                                  any liability or obligation of Seller that is not an Assumed Obligation;

(d)                                 any (i) Taxes of Seller and (ii) Taxes arising out of the ownership and operation of the Business or the Assets by Seller prior to the Closing Date or the consummation of the transactions contemplated by this Agreement, excluding, however, in each case, Seller’s prorated share of Property Taxes related to the Straddle Period to the extent satisfied at Closing pursuant to Section 6.4;

(e)                                  any Taxes of Seller from unpaid Taxes of any other Person as a successor or transferor;

(f)                                   any Taxes of Seller due under a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement;

(g)                                  Any Transfer Taxes;

(h)                                 all obligations and liabilities of any kind whatsoever relating or incidental to the ownership or operation of the Excluded Assets, whether occurring or existing before, on, or after the Effective Time, including without limitation any Indebtedness related to any Asset;

(i)                                     all obligations and liability of any kind whatsoever relating or incidental to any Employee Benefit Plans, and any employment or any other agreement or arrangement with any current or former employee, consultant, independent contractor, officer, director, or other service provider of any Seller; and

(j)                                    all obligations and liability of any kind whatsoever relating or incidental to the allocation of the Purchase Price between each Seller and the members or owners of Seller and the allocation of 100% of the NGL Preferred Units to Precious Lady.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.6.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Seller” has the meaning set forth in the Preamble to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Seller’s Policies” has the meaning set forth in Section 3.14.

“Shallow Wells” means wells with a total vertical depth of 7,500 feet or less that are located in New Mexico.

“Straddle Period” has the meaning set forth in Section 6.4.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such Person or by any one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, or (ii) such Person directly or indirectly is, or beneficially owns or controls a general partner (in the case of a partnership) or a managing member (in the case of a limited liability company).

“Surface Contracts” means all easements, permits, licenses, servitudes, rights-of-way, Leases and other surface rights appurtenant to, and used or held for use in connection with the Business, as more fully identified on Schedule 1.1(d).

“Survey” has the meaning set forth in Section 5.7(a).

“System” means the transportation pipelines, disposal wells and well bores and associated saltwater transfer facilities located on the lands covered by the Surface Contracts and/or the Leased Real Property, as further described and depicted on Exhibit A.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, fees, imposts, capital, gross receipts, license, payroll, employment, excise, severance, premium, windfall profits, environmental, customs duties, capital stock, capital gain, petroleum profits, value added, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, fuel, occupation, sales, use, ad valorem, escheat, unclaimed property obligation, stamp, transfer, registration, minimum, alternative or add-on minimum, estimated or other tax of any kind whatsoever or charges similar to any of the foregoing, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority including any amendments thereto.

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Title Commitment” has the meaning set forth in Section 5.7(a).

“Title Company” means First American Title Insurance Company.

“Title Policy” has the meaning set forth in Section 5.7(a).

“Transfer Taxes” has the meaning set forth in Section 6.1.

Section 1.2                                   Rules of Construction.

(a)                                 All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified.  The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The term “includes” or “including” shall mean “including without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)                                  The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)                                 The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)                                  All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f)                                   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)                                  Any event hereunder requiring the payment of cash or cash equivalents or notice on a day that is not a Business Day shall be deferred until the first Business Day occurring after such day.

ARTICLE II
PURCHASE AND SALE; CLOSING; EFFECT OF CLOSING

Section 2.1                                   Purchase and Sale of the Assets.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, the Assets.

Section 2.2                                   Purchase Price.  The purchase price of ($892,500,000.00), as adjusted pursuant to this Agreement (the “Purchase Price”) to be paid by Buyer to Disposals for the Assets shall consist of:

(a)                                 cash equal to $792,500,000.00 (the “Cash Consideration”) plus or minus any adjustments pursuant to this Section 2.2(a) and Section 2.2(c); that no later than five Business Days prior to Closing, provided however, Seller shall have the right to elect to require Buyer to cause NGL to issue to Disposals up to 6,000,000 Common Units of NGL (the “NGL Common Units”) at a fixed value of $16.00 per NGL Common Unit, and if Seller so elects, the Cash Consideration will be reduced by an amount equal to the number of NGL Common Units that Seller elects to have NGL issue multiplied by $16.00 per NGL Common Unit (i.e., a reduction in Cash Consideration of $96,000,000 in the event that Seller elects to cause NGL to issue 6,000,000 NGL Common Units as provided for herein).  Any such election must be made by Seller in writing to Buyer after the date hereof but not later than five (5) Business Days prior to Closing (unless Buyer consents in writing to a later date prior to Closing).

(b)                                 the issuance by NGL to Seller of the number of 9.00% Class B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units of NGL equal to (i) 100,000,000 divided by (ii) the NGL Preferred Unit Price per each such unit (the “NGL Preferred Units”) which Seller expressly instructs Buyer to cause NGL to issue 100% to Precious Lady.

(c)                                  At the Closing, the Cash Consideration shall be adjusted for Seller’s prorated share of Property Taxes for the Straddle Period as provided in Section 6.4 and as provided in Section 9.2, if applicable.

Section 2.3                                   The Closing.

(a)                                 The closing of the transactions contemplated by this Agreement (the “Closing”) shall be a virtual closing, commencing at 10:00 a.m. on the later of: (i) July 1, 2019; or (ii) three (3) business days after completion of all of the conditions to obligations set forth in Article VII hereof (the “Closing Date”).  The Closing shall be deemed to have been consummated at the Effective Time.

(b)                                 At the Closing, Seller will deliver the following documents and other deliverables to Buyer:

(i)                                     Conveyances, duly executed by Seller;

(ii)                                  the certificate referenced in Section 7.1(h), duly executed by Seller;

(iii)                               a statement executed by Seller in the form reasonably acceptable to Buyer and described in Treasury Regulation 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;

(iv)                              executed written consents of the members, stockholders and any board of directors or similar governing body of Seller authorizing the transactions contemplated hereunder, Seller’s performance of its obligations hereunder and the execution and delivery by the Seller of this Agreement and the other agreements contemplated herein;

(v)                                 with respect to each disposal well which is on the Leased Real Property, included in the Assets, and of which Seller is the designated operator, (i) a validly executed blanket transfer of all Permits designating Buyer as operator of such Asset with the Railroad Commission of Texas, the New Mexico State Land Office, the State of New Mexico Oil Conservation Division or the U.S. Department of the Interior Bureau of Land Management, as applicable, other than Shallow Wells and (ii) any other forms or documents required to reflect Seller’s resignation as operator under any applicable operating agreements;

(vi)                              a properly completed and duly executed IRS Form W-9 by Seller establishing that Seller is exempt from U.S. back-up withholding;

(vii)                           completed and duly executed accredited investor questionnaires in the form attached as Exhibit D from Precious Lady and each member of Precious Lady and Disposals and each member of Disposals, but in the case of Disposals and its members, only if NGL Common Units are to be issued to Disposals at Closing pursuant to the written election by Seller pursuant to Section 2.2(a);

(viii)                        the Operating Agreement, duly executed by Mesquite;

(ix)                              evidence that the transactions contemplated in Section 9.9 have been completed;

(x)                                 an assignment of all of the equity interests of Disposals Operating, LLC to Buyer, duly executed by Mesquite and reasonably acceptable to Buyer (the “Membership Interest Assignment”);

(xi)                              agreements evidencing that the members of each Seller have agreed to the purchase price allocation to each Seller and themselves;

(xii)                           an executed memorandum in the form set forth on Exhibit E;

(xiii)                        evidence of the release of all Liens on the Assets other than Permitted Liens; and

(xiv)                       such other certificates, instruments of conveyance, and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

(c)                                  At the Closing, Buyer will deliver the following documents and other deliverables to Seller:

(i)                                     the Conveyances, duly executed by Buyer;

(ii)                                  the Purchase Price (as adjusted pursuant to Section 2.2(c)), by wire transfer of immediately available funds to an account specified by Seller;

(iii)                               a Secretary’s Certificate duly executed by the Secretary of Buyer certifying Buyer’s authorization to enter into the transactions contemplated hereunder.

(iv)                              the certificate referenced in Section 7.2(d), duly executed by Buyer;

(v)                                 the Operating Agreement, duly executed by Buyer;

(vi)                              the Membership Interest Assignment, duly executed by Buyer; and

(vii)                           such other certificates, instruments, and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

Section 2.4                                   Effect of Closing.

(a)                                 All proceeds, accounts receivable, income, revenues, monies and other items included in or attributable to the Assets for periods prior to the Effective Time shall belong to Seller.  All such proceeds, accounts receivable, income, revenues, monies and other items included in or attributable to the Assets for periods on and after the Effective Time shall be assigned to and belong to Buyer.

(b)                                 All accounts payable and other costs and expenses with respect to the Assets for periods prior to the Effective Time shall be the obligation of and be paid by Seller. All such accounts payable and other costs and expenses with respect to the Assets for periods on and after the Effective Time shall be the obligation of and be paid by Buyer.

(c)                                  If monies are received by any Party which, under the terms of this Section 2.4, belong to the other Party, the same shall immediately be paid over to the proper Party.  If an invoice or other evidence of an obligation is received which, under the terms of this Section 2.4, is partially the obligation of more than one Party, then the Parties shall consult each other in good faith and each shall promptly pay its portion of such obligation to the oblige.

(d)                                 Except for the Assumed Obligations, Buyer will not assume any liabilities or other obligations with respect to the Business or the Assets.

(e)                                  Seller shall timely perform, satisfy and discharge in accordance with their respective terms (subject to all available defenses) all Retained Obligations.

Section 2.5                                   Withholding.  The parties expect no withholding.

Section 2.6                                   Nonassignable Assets.  Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained.  Seller shall use its reasonable best efforts to cooperate with Buyer at its request in endeavoring to obtain such consents promptly.  To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller for the benefit of Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller’s name and all benefits and obligations existing thereunder shall be for Buyer’s account.  Seller shall take or cause to be taken at Seller’s expense such actions in Seller’s name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Buyer all money or other consideration received by it in respect of all Nonassignable Assets.  As of and from the Closing Date, Seller authorizes Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller under the Nonassignable Assets.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants as of the date hereof and as of the Closing Date, to Buyer with respect to Seller, the Business and the Assets as follows:

Section 3.1                                   Organization of Seller; Subsidiaries.

(a)                                 Each Seller is a limited liability company or corporation, duly formed, validly existing and in good standing under the Laws of the State of New Mexico.  Seller is duly qualified or licensed to do business as a foreign entity, and is in good standing, in New Mexico, Texas and each other jurisdiction in which the nature of the Business or the Assets requires it to be so qualified or licensed or will require it to be so qualified or licensed as of the Closing Date.

(b)                                 Except as set forth on Schedule 3.1(b), there are no, and there have not been any, Persons in which Seller owns, has owned, of record or beneficially, any direct or indirect (through a Subsidiary or otherwise) Interests.

Section 3.2                                   Authorization; Enforceability.  (a) Seller has all requisite applicable limited liability company or corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder and under the Conveyance, (b) the execution and delivery of this Agreement and the Conveyances and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite applicable limited liability company or corporate action on the part of Seller, and (c) this Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes and, when fully executed, the Conveyance will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3                                   No Conflict.  Except for the preferential purchase rights and related Assets and allocated values set forth in Schedule 3.3, none of the Assets are subject to any preferential purchase rights which may be applicable to the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the Conveyance and the other agreements required to be executed hereunder by Seller and the consummation of the transactions contemplated hereby and thereby by Seller (assuming the Required Consents set forth in Schedule 3.3 have been made, given or obtained) do not and shall not:

(a)                                 violate any Organizational Document of Seller;

(b)                                 violate any Law applicable to Seller, the Business or the Assets or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; or

(c)                                  (i) breach, adjust or allow the adjustment of any terms of any Material Contract, (ii) result in the termination of, or provide termination rights with respect to, any such Material Contract, (iii) require consent of a counterparty to any Material Contract or (iv) result in the creation of any Lien upon any of the Assets.

Section 3.4                                   Brokers’ Fees.  There is no broker, finder, investment banker or other Person entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates except for fees and commissions which are payable by Seller.

Section 3.5                                   Absence of Certain Changes.  Since February 28, 2019, (a) there has not been any Material Adverse Effect on the Business or the Assets, and (b) the Business has been conducted, in all material respects, only in the ordinary course of business consistent with past practice.  Except as set forth on Schedule 3.5, since February 28, 2019 Seller has not engaged in any of the activities set forth in Section 9.4.

Section 3.6                                   Contracts.

(a)                                 Schedule 3.6(a) contains a true and complete listing of the following Contracts and Surface Contracts (each a “Material Contract”):

(i)                                     each Contract that constitutes a water purchase and sale, gathering, transportation or disposal Contract;

(ii)                                  each Contract involving remaining expenditures or revenues in excess of $25,000 in any calendar year or $50,000 in the aggregate over the life of such Contract;

(iii)                               each Contract for lease of personal property or lease of pipeline capacity involving aggregate payments in excess of $25,000 in any future calendar year;

(iv)                              each Contract or Surface Contract between an Affiliate of Seller on the one hand, and Seller, on the other hand, which will survive the Closing which relate to the Business or the Assets;

(v)                                 each Contract or Surface Contract evidencing material fee interests, leasehold interests, easements and other real property interests owned or held in connection with the use or ownership of the Business or the Assets;

(vi)                              each Contract that constitutes a pipeline interconnect or facility operating agreement with respect to all or any part of the Assets;

(vii)                           each Contract or Surface Contract with any Governmental Authority relating to the ownership or operation of any of the Business or the Assets;

(viii)                        each Contract or Surface Contract that limits the ability of the owner of the Business, the Assets, or any Business Employee to engage or compete in any line of business or with any Person or in any geographic area, other than restrictions on competition with the Buyer;

(ix)                              each Contract or Surface Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute that have any continuing effect on the Business or the Assets;

(x)                                 any futures, hedge, swap, collar, put, call, floor, cap, option or other Contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities that binds any of the Business or the Assets or Seller with respect to any of the Assets;

(xi)                              any Contracts that relate to the Business (including employment agreements and any agreement providing for severance, retention, change in control or similar payments) with any shareholder, Business Employee, officer, director, consultant, contractor, staffing agency, temporary employee agency, or professional employer organization or Affiliate thereof or with any labor union or association; and

(xii)                           any other Contract or Surface Contract that is material to the ownership or operation of the Business or the Assets that is not included in clauses (i) through (xi) above.

(b)                                 True and complete copies of all Material Contracts have been made available to Buyer.

(c)                                  Except as set forth in Schedule 3.6(c), each Material Contract (other than such Material Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (i) is in full force and effect in all material respects and (ii) represents the legal, valid and binding obligation of Seller and, to Seller’s Knowledge, all other parties thereto, enforceable in all material respects in accordance with its terms, except for obligations not yet due for performance or payment, and except as the enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to general principles of equity.  Except as set forth in Schedule 3.6(c), Seller has not received any written notice of termination or breach of any Material Contract and neither Seller nor, to the Knowledge of Seller any other party, is in breach of any Material Contract.

Section 3.7                                   Intellectual Property.  Except as set forth on Schedule 3.7, (a) Seller owns or has the right to use pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property required in the operation of the Business as presently conducted, (b) no third party has asserted in writing against Seller (with respect to the Assets) a claim that Seller is infringing the Intellectual Property of such third party, and (c) to the Knowledge of Seller, no third party is infringing on the Intellectual Property owned by Seller with respect to the Business or the Assets.

Section 3.8                                   Litigation.  Except as set forth in Schedule 3.8, (a) there are no lawsuits or actions before any Governmental Authority or arbitration proceedings before any other Person pending or, to the Knowledge of Seller, threatened by any Person with respect to the Business or the Assets and (b) there is no injunction, order or unsatisfied judgment pending with respect to the Business or the Assets from any Governmental Authority.

Section 3.9                                   Taxes.

(a)                                 With respect to the ownership and operation of the Business or the Assets and except as set forth on Schedule 3.9: (i) Seller has duly and timely filed all Tax Returns required to be filed by it under applicable Law and all such Tax Returns were correct and complete in all material respects and were prepared in material compliance with all applicable Laws, (ii) all Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid, (iii) Seller is not currently the beneficiary of any extension of time within which to file any Tax Return, (iv) none of such Tax Returns are now under audit or examination by any Tax Authority, (v) except for Permitted Liens for Taxes not yet due and payable, there are no Liens for Taxes on any of the Assets, (vi) there is no dispute or claim concerning any Tax liability of Seller either (A) claimed or raised by any Tax Authority in writing or (B) as to which Seller has Knowledge, (vii) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and (viii) no Tax Authority has made a claim that Seller is (or any of its shareholders, as a result of owning Seller, are) obligated to pay Taxes or file Tax Returns in a jurisdiction in which Seller is not filing Tax Returns and paying Taxes;

(b)                                 All Tax withholding and deposits required by applicable Law with respect to the ownership and operation of the Business or the Assets by Seller have been satisfied in full in all respects, and Seller has timely remitted all such Taxes to the proper Tax Authority in accordance with all applicable Laws;

(c)                                  None of the Assets are equity interests in any Person or otherwise an interest in any agreement that is classified for federal, state or local Tax purposes as a partnership;

(d)                                 None of the Assets are held in any other entity for federal, state or local Tax purposes;

(e)                                  Except as set forth on Schedule 3.9, there are no unpaid Taxes by Seller or with respect to the ownership or operation of the Business or the Assets for which Buyer would become liable by reason of the transactions set forth in this Agreement;

(f)                                   Seller is not liable for Taxes of any other Person as a result of successor liability, transferee liability, joint and/or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Laws), contractual liability, or otherwise, and all Taxes for which Buyer could be held liable under any such theory or application of law that have become due and payable have been timely paid in full when due;

(g)                                  Seller has never been a member of any group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Laws relating to Taxes;

(h)                                 Seller is not a foreign person within the meaning of Code Section 1445;

(i)                                     Seller does not have a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request pending with any Tax Authority that relates to the Taxes or Tax Returns of the Seller; and

(j)                                    Seller is not subject to any material Tax holiday or Tax incentive or grant in any jurisdiction with respect to Taxes relating to the Business or the Assets.

Section 3.10                            Environmental Matters.  Except as set forth on Schedule 3.10:

(a)                                 to Seller’s Knowledge, the condition and operations of the Business and the Assets are in material compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Environmental Permits required under all applicable Environmental Laws;

(b)                                 neither the Business nor the Assets are the subject of any outstanding or pending order or judgment or arbitration award from any Governmental Authority under any Environmental Laws requiring remediation or the payment of a fine or penalty;

(c)                                  neither the Business nor the Assets are subject to any action or to the Knowledge of Seller, any investigation before any Governmental Authority pending or threatened, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law;

(d)                                 Seller has not received any communication from any Governmental Authority or other Person nor is subject to any pending or, to the Knowledge of Seller, threatened claim, demand, proceeding, or complaint: (i) alleging the existence of any potential Environmental Liability related to the Business, Surface Contracts or Leased Real Property; or (ii) requesting, with respect to or related to the Business, the Assets, the Surface Contracts or Leased Real

Property, information with respect to an investigation pursuant to any Environmental Law or Environmental Permits;

(e)                                  to Seller’s Knowledge, Seller has made available to Buyer complete and accurate copies of all reports and correspondence in the possession or control of Seller addressing potentially material Environmental Liabilities or obligations relating to ownership or operation of the Business or the Assets; and

(f)                                   to Seller’s Knowledge, except for any of the Assets, there are no underground storage tanks (as defined by applicable underground storage tank regulations) or related pipes, pumps or other similar related equipment regardless of their use or purpose whether active or abandoned at any Leased Real Property.

Notwithstanding anything to the contrary contained in this Section or elsewhere in this Agreement, Seller makes no, and disclaims any, representation or warranty, express or implied, with respect to the presence or absence of naturally occurring radioactive material in or on the assets comprising the Assets.

Section 3.11                            Legal Compliance.  Except with respect to (a) matters set forth in Schedule 3.8 and Schedule 3.11(a), (b) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 3.9) and (c) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.10), the Business and the Assets are in material compliance with all applicable Laws. Except as set forth on Schedule 3.11(a), Seller possesses all material Permits and Surface Contracts necessary for ownership of the Assets and operation of the Business as currently conducted in compliance with all applicable Laws.  All such Permits and Surface Contracts are in full force and effect. There are no lawsuits or other proceedings before any Governmental Authority pending or, to the Knowledge of Seller threatened, that seek the revocation, cancellation, suspension or adverse modification of such Permits or Surface Contracts.  Seller has applied for, but as of the date hereof has not been issued, those certain Permits set forth on Schedule 3.11(b).

Section 3.12                            Surface Contracts; Title.  Except as set forth on Schedule 3.12:

(a)                                 the Surface Contracts comprise all of the real property interests (i) used or intended to be used in, or otherwise related to, the Business and (ii) necessary for the use and operation of the Assets as they are used and operated on the date of this Agreement;

(b)                                 each Surface Contract: (i) is free and clear of all Liens (other than Permitted Liens) granted or suffered by any action of Seller or any other Person claiming by, through or under Seller; (ii) is not subject to leases, licenses, tenancies or other occupancy or use agreement of any kind; and (iii) there are no parties, other than Seller or its Affiliates, occupying or with a right to occupy, or otherwise utilize in any way, the Surface Contracts that would in any way interfere with Buyer’s use of the Assets;

(c)                                  Seller has good and marketable title to each Surface Contract;

(d)                                 Seller has defensible title to, or a valid leasehold interest in, all personal property included in the Assets;

(e)                                  each Asset (i) has received all Permits and Surface Contracts required in connection with the operation thereof; (ii) has been operated, maintained and used in all material respects in accordance with all applicable Laws; (iii) is supplied with utilities and other services reasonably necessary for the operations thereon; and (iv) does not encroach on any adjoining property owned by others or public rights of way;

(f)                                   there are no gaps (including any gap arising as a result of any breach by Seller of any terms of any Surface Contract) in the easements or rights-of-way utilized by Seller and necessary for the use and operation of the Assets that would materially interfere with the ownership or use of the Assets or conduct of the Business as currently conducted; and

(g)                                  no event has occurred or circumstance exists that allows, or after the giving of notice of the passage of time, or both, could allow limitations, revocation or termination of any of the easements or rights-of-way utilized by Seller and necessary for the Assets or could result in any impairment of the rights of the holder of such easements or rights-of-way.

Section 3.13                            Real Property.

(a)                                 Schedule 3.13(a) sets forth a true, complete and accurate legal description of all Owned Real Property (i) used or held for use in, or otherwise related to, the Business, or (ii) necessary for the use and operation of the Assets as they are used and operated as of the Effective Time.

(b)                                 Schedule 3.13(b) sets forth a true, complete and accurate legal description of all Leased Real Property (i) used or held for use in, or otherwise related to, the Business, or (ii) necessary for the use and operation of the Assets as they are used and operated as of the Effective Time, as well as a list of all Leases.

(c)                                  The Surface Contracts comprise all of the real property interests (i) used or intended to be used in, or otherwise related to, the Business, and (ii) necessary for the use and operation of the Assets as they are used and operated on the date of this Agreement.

(d)                                 Except as set forth on Schedule 3.13(d), to the Knowledge of Seller, all Leased Real Property: (i) is free and clear of all Liens (other than Permitted Liens); (ii) is not subject to any leases, tenancies or other use or occupancy agreements of any kind; and (iii) there are no parties, other than Seller or its Affiliates, occupying or with a right to occupy, or otherwise utilize in any way, the Owned Real Property.

(e)                                  Except as noted on Schedule 3.13(e), Seller has good and marketable title to each tract of Owned Real Property and a good and marketable leasehold interest in all Leased Real Property, subject to no Liens other than Permitted Liens.

(f)                                   Each tract of Leased Real Property: (i) has received all Permits required in connection with the operation thereof; (ii) has been operated, maintained and used in all material respects in accordance with all applicable Laws; (iii) is supplied with utilities (other than electrical power) and other services reasonably necessary for the operations thereon as operated as of the Effective Time; (iv) except as set forth on Schedule 3.13(f), is supplied with permanent electrical power, (v) is in good condition and good working order; and (vi) does not encroach on any adjoining property owned by others or public rights of way.

(g)                                  Except for the Owned Real Property and pursuant to Surface Contracts, neither Seller nor its Affiliates own, collectively or individually, or have any right to purchase, lease or hold any other interest whatsoever in any real property and neither Seller nor its Affiliates have granted any right to purchase, lease or hold any other interest whatsoever in any of the Leased Real Property.

(h)                                 There is no condemnation, expropriation or other proceeding pending against any of the Leased Real Property and Seller has not received any notice that any such proceeding is threatened with respect to any Leased Real Property.  No zoning or building code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any improvements on any Leased Real Property in the ordinary course of business consistent with past practice.  The Leased Real Property is in compliance with all subdivision and related Laws.

(i)                                     True, correct and complete copies of all Leases in effect as of the date hereof have been delivered by Seller to Buyer.  Except as noted on Schedule 3.13(e), all such Leases are valid, binding and in full force and effect and are enforceable by the lessee thereunder.  Seller is in possession of each parcel of Leased Real Property and has the ability to use such Leased Real Property, in all material respects, for the purposes for which it is currently being used.  Seller has not received notice that it is in default or violation of any Leases, and to the Knowledge of Seller, neither Seller nor any other party under any Lease relating to the Leased Real Property is in default under any Leases except as expressly referenced on Schedule 3.13(e).  Seller has provided Buyer with true, correct and complete copies of all surveys of the Leased Real Property in Seller’s possession and control.

Section 3.14                            Insurance.  Set forth on Schedule 3.14 is a true and complete list of all of the policies of insurance that insure the Assets or the operation of the Assets on or prior to the Closing Date (the “Seller’s Policies”).  With respect to each Seller’s Policy, except as set forth on Schedule 3.14, (a) each policy is in full force and effect, (b) all premiums with respect thereto covering all current periods have been paid to the extent due, (c) no written notice of cancellation has been received by Seller with respect to such policy, and (d) no claim is outstanding which would reasonably be expected to cause a material increase in the rates of such policy.  True, complete and correct copies of each Seller’s Policy have been made available to Buyer.

Section 3.15                            Condemnation.  There is no actual or, to the Knowledge of Seller, threatened taking (whether permanent, temporary, whole or partial) of any Asset by reason of condemnation or the threat of condemnation.

Section 3.16                            Operations.  To the Knowledge of Seller, except as set forth on Schedule 3.16, the Assets have been owned, constructed, maintained and operated in a good and workmanlike manner in accordance with customary practices in the produced water handling and disposal industry, and have been in continuous operation since they were placed into service, except for temporary cessations for the performance of maintenance, repair, replacement, modification, improvement or expansion.

Section 3.17                            Financial Statements.  Set forth on Schedule 3.17 are the most recently available monthly unaudited balance sheets of Seller and the most recently available statements of income of Seller for the past 12 months (the “Financial Statements”).  The Financial Statements fairly present in all material respects the financial position and operating results of the Seller and the Business, as of the dates and periods thereof, and have been prepared in accordance with GAAP applied on a consistent basis for and throughout the periods involved (except for normal and recurring year-end adjustments, depreciation calculated on a monthly basis and the absence of financial footnotes).

Section 3.18                            Undisclosed Liabilities; Indebtedness.  Seller has no liability of any kind with respect to the Assets that is not shown on or provided for in the Financial Statements, other than (i) liabilities incurred or accrued in the ordinary course consistent with past practice since February 28, 2019, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or (iii) Retained Obligations.  Except as shown in the Financial Statements, Seller has no outstanding Indebtedness with respect to the Business or the Assets.

Section 3.19                            Condition and Sufficiency of Assets.

(a)                                 The System, the Equipment and all other tangible personal property included as part of the Assets are in good operating condition and repair (normal wear and tear excepted) and adequate for the uses to which they are being put, except (i) for ordinary, routine maintenance and repairs and (ii) such other defects that do not materially impair the use of such assets in the ordinary course of business consistent with past practice.

(b)                                 The Assets are sufficient for the continued operation of the Business as conducted immediately prior to the Closing Date.

(c)                                  Exhibit A contains a true and complete inventory of the pipelines and a true and correct list of the disposal wells and wellbores constituting part of the System, each of which has been drilled and completed in material compliance with all applicable Law and Permits and is capable of disposing of quantities of produced water and frac flowback water as set forth on Schedule 3.19(c).

(d)                                 Neither Seller nor any of its Affiliates are currently obligated by any applicable Law or Contract to plug, dismantle, or abandon any wells on the Assets other than those wells set forth on Schedule 3.19(d).

(e)                                  There are no Shallow Wells located on the Assets other than those set forth on Schedule 3.19(e).

Section 3.20                            Monthly Water Volumes.  Schedule 3.20 sets forth a true and complete monthly volume report for each of the past twelve (12) months for each of the disposal wells that are part of the System.  Each of the volumes set forth on Schedule 3.20 are the result of bona fide, arms-length transactions by the Seller in the ordinary course of business consistent with past practice.

Section 3.21                            Certain Business Relationships between the Seller and its Affiliates.

(a)                                 No Affiliate, officer, employee or member of the Seller, or any member of such officer’s, employee’s or member’s immediate family, owns, directly or indirectly, or has an ownership interest, either of record, beneficially or equitably, in any Person that is a party to, or in any property that is the subject of, any business arrangements or relationships of any kind that is material to the conduct of the Business, other than with respect to business arrangements or relationships that involve amounts less than $120,000 per calendar year.

(b)                                 Schedule 3.21 sets forth a true and complete list of all Contracts between any Affiliate, officer, employee or member of the Seller, on the one hand, and the Seller, on the other hand that involve amounts of $120,000 or more per calendar year.  All Contracts set forth on Schedule 3.21 memorialize bona fide, arms-length transactions by the Seller in the ordinary course of business consistent with past practice.

Section 3.22                            Customers and Suppliers.

(a)                                 Schedule 3.22(a) sets forth a list of the ten (10) largest customers and suppliers of Seller, as measured by the dollar amount of such purchases or sales, as applicable, during the year ending December 31, 2018 and the three-month period ending March 31, 2019.

(b)                                 Except as set forth on Schedule 3.22(b), since January 1, 2018, no customer or supplier listed on Schedule 3.22(a) has cancelled, terminated or materially altered (including any material reduction in the rate or amount of sales or purchases or material increases in the priced charged or paid as the case may be) its relationship with Seller and, to the Knowledge of Seller, no customer or supplier listed on Schedule 3.22(a) has notified the Seller or threatened in writing to do any of the foregoing.  Each of the Contracts with the customers and suppliers listed on Schedule 3.22(a) memorialize a bona fide, arms-length transaction by Seller in the ordinary course of business consistent with past practice.

Section 3.23                            Investment Representations.  Precious Lady and each member of Precious Lady is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.  Precious Lady is acquiring the NGL Preferred Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof, other than distributions to its members with prior notice to Buyer of such distributions and reasonably required documentation. Precious Lady and each member of Precious Lady acknowledge that the NGL Preferred Units are not registered under the Securities Act or any state securities laws, and that the NGL Preferred Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  Precious Lady and each member of Precious Lady are able to bear the economic risk of holding the NGL Preferred Units for an indefinite period (including total loss of its investment), and have sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of its investment.  Precious Lady and each member of Precious Lady have been afforded access to information about NGL and its financial condition and business sufficient to enable such Person to evaluate its investment in the NGL Preferred Units.  If Seller elects for Disposals to receive NGL Common Units pursuant to Section 2.2(a),

Disposals shall be deemed to have made all of the representations set forth in this Section 3.23 with respect to itself, its members and the NGL Common Units as of Closing.

Section 3.24                            Labor Matters.  Seller is not and has not been a party to any collective bargaining, works council or similar agreement and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of Seller, attempting to represent, any employee of Seller.  There are no unfair labor practice complaints pending against Seller before the National Labor Relations Board or any other Governmental Authority nor, to the Knowledge of Seller, are any such complaints threatened. There are no pending or threatened complaints or charges before any Governmental Authority regarding employment related matters.

Section 3.25                            Employee Benefit Plans.

(a)                                 Schedule 3.25 contains a true and complete list of all Employee Benefit Plans.  As to each Employee Benefit Plan, Seller has given to Buyer true and complete copies of all the following: (i) the plan document and any related summary plan descriptions or group certifications, (ii) the most recent determination or opinion letter issued by the IRS and any outstanding IRS filing with respect to which a determination letter may be pending, and (iii) any communication to or from a government agency regarding any pending or unresolved matter.

(b)                                 Neither Seller nor any ERISA Affiliate has ever sponsored, contributed to, or participated in an employee benefit plan that is subject to Title IV of ERISA, including any multiemployer plan within the meaning of Section 3(37) of ERISA.

(c)                                  Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and the applicable provisions of ERISA and the Code, and all other applicable Laws, and there are no actions, suits or claims (other than claims for benefits in the ordinary course of business) involving any Employee Benefit Plan that are pending or threatened.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a currently effective, favorable IRS determination, opinion or advisory letter, to the extent applicable.

(d)                                 No assets of Seller or any ERISA Affiliate are subject to any liens under ERISA or the Code and no event has occurred, or condition currently exists, which could reasonably be subject any of the assets of Seller or any ERISA Affiliate to any future obligation or lien.

Section 3.26                            Accuracy and Completeness of Information.  To the Knowledge of Seller, all information, agreements, reports and other documents furnished by or on behalf of Seller to Buyer are true, accurate and complete copies of the agreements, reports and other documents they purport to be, except for water forecasts and any other forecast.  To the Knowledge of Seller, neither the information, agreements, reports and other documents furnished by or on behalf of Seller to Buyer, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made, except for water forecasts and any other forecast.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants as of the date hereof and as of the Closing Date to Seller as follows:

Section 4.1                                   Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado.

Section 4.2                                   Authorization; Enforceability.  Assuming all required filings, consents, approvals authorizations and notices set forth in Schedule 4.2 (collectively, the “Buyer Approvals”) have been made, given or obtained: (a) Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the Conveyances and to perform all obligations to be performed by it hereunder and thereunder, (b) the execution and delivery of this Agreement and the Conveyances by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite limited partnership action on the part of Buyer, and (c) this Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes and, when fully executed, the Conveyances will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3                                   No Conflict.  The execution and delivery of this Agreement, the Conveyance and the other agreements required to be executed hereunder by Buyer and the consummation of the transactions contemplated hereby and thereby by Buyer (assuming all Buyer Approvals have been made, given or obtained) does not and shall not:

(a)                                 violate any Organizational Document of Buyer;

(b)                                 violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; or

(c)                                  (i) breach, adjust or allow the adjustment of any terms of any material contract to which Buyer is a party or by which Buyer may be bound, (ii) result in the termination of, or provide termination rights with respect to, any such material contract, or (iii) result in the creation of any Lien upon any of the properties or assets of Buyer.

Section 4.4                                   Litigation.  (a) There are no lawsuits or actions before any Governmental Authority or arbitration proceedings before any other Person pending or, to the Knowledge of Buyer, threatened in writing against Buyer that would reasonably be expected to have a material and adverse impact on the ability of Buyer to perform its obligations under this Agreement and (b) there are no orders or unsatisfied judgments from any Governmental Authority binding upon Buyer that would reasonably be expected to have a material and adverse impact on the ability of Buyer to perform its obligations under this Agreement.

Section 4.5                                   NGL Common Units and NGL Preferred Units.  Upon their issuance at Closing, all of the NGL Common Units, if applicable, and NGL Preferred Units will have been duly authorized and validly issued, will have been fully paid and nonassessable and will have been issued and sold in accordance with federal and applicable state securities Laws and will have been not issued in violation of any statutory preemptive rights or any purchase or call options, rights of first refusal, subscription rights, preemptive rights or similar rights, whether granted under the Organizational Documents of NGL or otherwise.

Section 4.6                                   SEC Reports.  Since January 1, 2018, NGL has timely filed or furnished the SEC all forms, reports, schedules and statements required to be filed or furnished un the Securities Act or the Exchange Act (such forms, reports, schedules and statements, the “SEC Documents”).  As of their respective dates, each of the SEC Documents, as amended (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  No written notice of any SEC review or investigation of NGL or the SEC Documents has been received by NGL as of the date hereof.

Section 4.7                                   Brokers’ Fees.  There is no broker, finder, investment banker or other Person entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates except for fees and commissions which are payable by Buyer.

Section 4.8                                   Investment Representation.  Buyer is purchasing the Assets for its own account with the present intention of holding the Assets for investment purposes and not with a view to or for sale in connection with any public distribution of the Assets in violation of any federal or state securities Laws.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Assets, and has had the full opportunity to examine and inspect the Assets without reliance upon any documents, records, statements or assurances in any form by the Seller other than the representations and warranties in this Agreement and in the Conveyance, which the Parties expressly acknowledge Buyer is relying upon; provided that in no event will this Section 4.8 operate to relieve Seller of any liability for actual fraud.

ARTICLE V
POST-CLOSING COVENANTS

Section 5.1                                   Regulatory Filings and Other Required Consents.

(a)                                 Subject to the terms and conditions of this Agreement, each of Buyer and Seller shall, and shall cause their respective Affiliates to undertake Reasonable Efforts to make or cause to be promptly made the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings and to make or obtain the Required Consents and the Buyer

Approvals, as applicable, not obtained prior to the Closing, and any waivers, approvals, consents, filings and notices which are customarily obtained from a Governmental Authority after Closing.

(b)                                 The Parties shall make, or shall cause to be made, any filings required by the HSR Act with respect to the transactions contemplated by this Agreement within 5 (five) Business Days following the date hereof and supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Laws, and shall request early termination of the waiting period under the HSR Act in connection with such filing.  The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or any other Antitrust Laws.  Each Party will (and, if applicable, will cause its appropriate Affiliate to) use Reasonable Efforts to take all actions necessary to cause the expiration or termination of the waiting period required under the HSR Act (including any extensions thereof) as soon as practicable.  From the date hereof until the Closing Date or earlier termination of this Agreement, each of the Seller and Buyer shall make available to the other’s counsel such information as each of them may reasonably request, and as may be appropriate under applicable Antitrust Laws relative to its business, assets and property as may be required of each of them to file any additional information requested by any Governmental Authority pursuant to such Antitrust Laws.  Nothing in this Section 5.1(b) or elsewhere shall require Seller or Buyer (i) to dispose of any assets or to limit its freedom of action with respect to any businesses, or to commit or agree to any of the foregoing, and/or (ii) to litigate any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Authority (A) challenging or seeking to prohibit the consummation of the transactions contemplated by this Agreement, (B) seeking to prohibit or limit the ownership or operation by Buyer of the Assets, or to require Buyer to dispose of or hold separate any portion of the Assets, or (iii) seeking to prohibit Buyer from effectively controlling in any material respect the Assets after the Closing.  Buyer, on the one hand, and the Seller, on the other hand, shall share equally all filing fees under the HSR Act and all other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement.

Section 5.2                                   Books and Records.

(a)                                 From and after the Closing, Seller and its authorized Representatives may retain a copy of any or all of the books and records (other than Tax records which are addressed in Article VI) relating to the Assets on or before the Effective Time.  Seller shall not use such books and records to compete with the Assets or the business of Buyer with respect to the Assets or in a manner that results in the violation of any Laws.

(b)                                 At Closing, Seller shall deliver to Buyer all Records (other than Tax records which are addressed in Article VI), relating to the Assets. Seller has no Phase I or Phase II environmental site assessment reports. Buyer shall provide to Seller and its Representatives, at no cost or expense to Seller, reasonable access to such Records, including Tax records, as remain in Buyer’s possession and reasonable access to the Assets in connection with matters relating to the Assets on or before the Effective Time and any disputes relating to this Agreement.  Within

25 days after the Closing, Seller shall deliver to Buyer the current P-18 Texas Railroad Commission form and the C-145 form from the State of New Mexico Oil Conservation Division.

Section 5.3                                   Permits and Surface Contracts.  Seller shall use Reasonable Efforts to cause all Permits and Surface Contracts to be transferred to Buyer and Buyer shall use its Reasonable Efforts to cooperate with Seller to provide information necessary to apply for such Permits and Surface Contracts.

Section 5.4                                   Noncompetition and Non-Disclosure Ancillary to the enforceable promises set forth in this Agreement, Seller and each Restricted Person agrees that for a period of five (5) years after the Closing Date, it will not, either directly or indirectly, own, operate or participate in any respect in the management, operation, ownership, finance, control, advise, or render services to or guarantee the obligations of any Person engaged in, owning, operating or managing saltwater disposal facilities in the following areas:  Lea County, New Mexico, Eddy County, New Mexico, Winkler County, Texas, Loving County, Texas, Ward County, Texas or Reeves County, Texas.  If Seller or a Restricted Person wish to drill a salt water disposal well within a non-compete area, written consent must be obtained from Buyer first; provided, however, that Seller or any Restricted Person may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person as to any saltwater disposal facilities located within the geographic areas described above) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.  None of the foregoing shall, however, preclude any Restricted Person from: (a) acquiring any class of securities of Buyer or any Affiliate of Buyer; (b) negotiating for, obtaining and receiving royalty, bonus, surface damages and other consideration for saltwater disposal operations on properties owned by such Restricted Person, provided that the Restricted Person is not involved in the management, operation, ownership, finance, control or is advising or rendering services to the Person actually owning, operating and managing such facility or facilities; or (c) utilizing the West Jal salt water disposal well (API 30-025-26676) located in Lea County, New Mexico (S:10, T:25S, R:36E) for the disposal of produced water.  In addition, and during the same term, each Restricted Person agrees not to use or disclose any Proprietary Information relating to the Business or the Assets and shall maintain the same in strict confidence.  For the purposes hereof, “Proprietary Information” is information (regardless of format) acquired by a Restricted Person in the course and scope of such Person’s association with the Seller (i) that was designated as “Confidential” by Seller prior to the Closing; or (ii) that prior to the Closing Seller indicated through its policies, procedures or other instruction should not be disclosed to anyone outside the Seller except through controlled means; or (iii) that is or should be reasonably understood by Restricted Person to be confidential; provided, however, that Proprietary Information shall not include information that is generally available to the public in its compiled form or that is properly obtained by Restricted Person from a completely independent source under no obligation of confidentiality.

Each Restricted Person has carefully read and considered all of the provisions of this Section 5.4 and agrees that all of the restrictions set forth herein are fair and reasonable, and are reasonably required for the protection of Buyer’s interests.  EACH RESTRICTED PERSON ACKNOWLEDGES THAT HE/SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH

AN ATTORNEY AND HAS CAREFULLY READ SECTION 5.4 OF THIS AGREEMENT AND FULLY UNDERSTANDS AND AGREES TO SECTION 5.4 OF THIS AGREEMENT.

Section 5.5                                   Removal of Excluded Assets.  Within thirty (30) days following the Closing Date, Seller shall remove or cause to be removed from the lands covered by the Surface Contracts each Excluded Asset.

Section 5.6                                   Employee Matters.  Nothing in this Agreement, express or implied, shall confer upon any employee of any Seller, or any representative of any such individuals, any rights or remedies, including, without limitation, any right to employment for any period or terms of employment with Buyer following the Closing Date.  Buyer shall not assume any Employee Benefit Plans and Seller shall retain responsibility for claims for benefits, rights or payment and any other Liabilities under all Employee Benefit Plans.  Seller shall remain responsible for all Liabilities in connection with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title 1 of ERISA (“COBRA”) with respect to any individual who is an “M&A qualified beneficiary” (as defined in the regulations under COBRA) as a result of the transactions contemplated by this Agreement, including, any individual who is participating in any Employee Benefit Plan and who experiences a “qualifying event” (within the meaning of COBRA) as of or before the Closing Date and any individual who is receiving COBRA coverage as of the Closing Date.  Seller shall be liable for the provision of notice or payment in lieu of notice and any applicable penalties under the Worker Adjustment and Retraining Notification Act (“WARN”), any similar Applicable Law, or any similar provision in a collective bargaining agreement related to terminations for which the required initial provision of notice occurs on or before the Closing Date. Nothing herein shall be construed to create any third-party beneficiary rights in any employee, or any right of any employee to employment or continued employment for any specified period or to a particular term or condition of employment.

Section 5.7                                   Real Estate Matters.

(a)                                 As soon as practicable, following the date hereof, Buyer shall obtain a Survey and Title Commitment (including updated appraisal district tax certificates) with respect to each parcel of Leased Real Property from the respective surveyors and Title Company, all in form and substance reasonably satisfactory to Buyer, and Seller shall reasonably cooperate with Buyer (including providing and executing any documents or affidavits reasonably requested by Buyer or the Title Company) with respect to Buyer’s efforts to obtain a Title Policy with respect to each parcel of Leased Real Property, all in forms and substance reasonably satisfactory to Buyer. For purposes of this Agreement, the term “Survey” shall mean an ALTA Land Title Survey updated within thirty (30) days prior to the Effective Time for each parcel of Leased Real Property, prepared by a surveyor licensed in the jurisdiction where such Leased Real Property is located, completed in accordance with the standards and specifications published by the American Land Title Association and National Society of Professional Surveyors as specified by Buyer, and certified to Buyer, the applicable Title Company, Buyer’s lender and such other parties as the Buyer may request. For purposes of this Agreement, the term “Title Commitment” shall mean a preliminary title commitment, issued by the applicable Title Company, which title commitment shall contain a commitment of the applicable Title Company to issue an owner’s title insurance policy (“Title Policy”), insuring the good and marketable fee simple and, if applicable, easement or leasehold title of Buyer in the respective parcels of Leased Real Property, subject only to the

Permitted Liens applicable to each Leased Real Property, with liability in the amount reasonably requested by Buyer, together with such affirmative coverages and endorsements as Buyer shall reasonably require.

(b)                                 Buyer shall pay all costs and expenses related to the Title Commitments, the Title Policy, the Survey and any Title Policy endorsements.

Section 5.8                                   Diligence Matters.  After the date hereof and prior to Closing, Buyer shall provide Seller one or more written notices of any event or circumstance that in Buyer’s reasonable judgment adversely affects the value or use of the Assets or any portion thereof, or which may be a breach of any representation or warranty set forth herein, which notice will include a specific description of each event or circumstance and the Asset affected thereby, including the underlying facts.  Promptly after Buyer’s delivery of such a notice, the Parties will meet and agree on the appropriate repair, resolution, replacement or remediation for the identified issue and Seller will complete the repair, resolution, replacement or remediation prior to Closing.  In the event the parties are unable to agree on the foregoing, the Buyer may treat the same as a failure of a condition to its obligation to close, as the Buyer’s sole remedy for any breach of the covenant in this Section 5.8, and if Buyer exercises its right to refuse to close the transactions contemplated herein due to such failure of the condition to Buyer’s obligation to close, Buyer will not be entitled to make any claim for breach of a representation or warranty by Seller with respect to such issue.  Notwithstanding the foregoing, Seller shall repair, resolve, replace or remediate issues of which Buyer has notified Seller pursuant to the first sentence of this Section 5.8 regarding well integrity, pipeline integrity or injection pump integrity prior to Closing to Buyer’s reasonable satisfaction, and Buyer shall retain all rights under this Agreement with respect to those issues if Seller fails to do so.

Section 5.9                                   Plugging and Abandonment of Excluded Assets.  Seller hereby covenants and warrants that Seller will complete, or will cause to be completed, the plugging and abandonment of all wells that are Excluded Assets in accordance with applicable Law.

Section 5.10                            NGL Preferred Units.  Precious Lady hereby covenants and warrants that it will not, and will cause its members not to, directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any NGL Preferred Units held by it prior to the one-year anniversary of the Closing Date.  The Buyer or NGL may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the one-year anniversary of the Closing Date.  Precious Lady shall not permit any Lien to attach to or be perfected on the NGL Preferred Units or permit any other Party to have or obtain rights with respect to the NGL Preferred Units pari passu with or superior to Buyer’s and NGL’s rights under Section 8.5 or that would otherwise interfere with Buyer’s or NGL’s exercise of its rights under Section 8.5 prior to the one-year anniversary of the Closing Date.  Precious Lady shall not, and shall cause its members not to, prior to the one-year anniversary of the Closing Date, allow or cause Precious Lady to undergo a change of control (using the definition of “control” set forth in the definition of “Affiliate” above) that would result in different Persons controlling Precious Lady than the Persons who control Precious Lady on the date of this Agreement.

Section 5.11                            SEC Filings.  Seller shall cooperate with, and provide all information reasonably requested by, Buyer and Buyer’s auditors to allow Buyer to generate financial statements, in accordance with the requirements of the Securities and Exchange Commission relating to the Assets as of and for years ended December 31, 2018, 2017 and 2016 and the three- and six-month periods ended June 30, 2019, including the related footnotes (the “Asset Financial Statements”) as reasonably necessary (a) for inclusion in Buyer’s current report on Form 8-K under the Exchange Act to be filed on or before the 71st calendar day after the initial Form 8-K to be filed within four Business Days following the Closing and (b) to obtain unqualified audit opinions on such Asset Financial Statements.

Section 5.12                            Completion of Certain Facilities.  Seller shall drill, complete and fully equip each well and construct and install each facility set forth on Schedule 5.12 at Seller’s cost and place the same into commercial operation by the applicable completion date set forth on Schedule 5.12 for such well or facility, in each case to Buyer’s reasonable satisfaction.  There are certain projects and facilities which do not appear on Schedule 5.12, which may be completed by the Buyer, in its sole discretion, but without obligation on the part of the Seller to contribute or pay for the same.

ARTICLE VI
TAX MATTERS

Section 6.1                                   Transfer Taxes.  Seller shall be responsible for payment of all transfer, sales, use, stamp, registration or other similar Taxes, if any, resulting from the transactions contemplated by this Agreement (collectively, “Transfer Taxes”).  Buyer and Seller shall use Reasonable Efforts to cooperate with each other to minimize such Taxes.

Section 6.2                                   Purchase Price Allocation.  The Parties agree that for federal income tax purposes (and applicable state and local tax purposes) the acquisition of the Assets pursuant to this Agreement shall be treated as in part an acquisition of an undivided interest in each of the Assets by NGL in a transaction governed by Section 721 of the Code and in part an acquisition of an undivided interest in each of the Assets by NGL in a transaction governed by Section 1001 of the Code, as determined pursuant to Treasury Regulation Section 1.707-3 et. seq.  For this purpose, each NGL Common Unit, if applicable, shall be valued at $16.00 and each NGL Preferred Unit shall be valued at the NGL Preferred Unit Price.  The Parties agree that the Purchase Price (plus any Assumed Obligations that constitute assumed liabilities for federal income tax purposes) shall be allocated (including, but not limited to, for purposes of Section 1060 of the Code) in the manner set forth on Schedule 6.2, which schedule will be provided and agreed upon by June 15, 2019.  The Parties each agree to report (and cause their Affiliates to report) the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to prepare and file all Tax Returns (including Internal Revenue Service Form 8594), in a manner consistent with this Section 6.2 and Schedule 6.2, and shall not take any position inconsistent therewith upon examination of any such Tax Return, in any refund claim, in any litigation, investigation or otherwise unless required to do so by Law. Seller and Buyer shall confer and cooperate in good faith on any revisions to the allocation of the Purchase Price, including reporting any matters that require updating (including adjustments to the Purchase Price), to be consistent with the agreed allocation.

Section 6.3                                   Tax Cooperation.  Each of Buyer and Seller will provide such information and records and make such of its Representatives available as may reasonably be requested by Buyer or Seller in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Assets.  Seller shall provide any information necessary or reasonably requested to allow Buyer to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

Section 6.4                                   Property Tax Allocation.  With respect to any real property, personal property, ad valorem and other similar Tax (“Property Taxes”), assessed on any of the Assets for any period that begins before and ends after the Effective Time (a “Straddle Period”), the liability for such Property Tax shall be prorated on a daily basis between Buyer and Seller as of the Effective Time, with (a) Seller being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on the day prior to the day that includes the Effective Time and the denominator of which is the total number of days in the Straddle Period, and (b) Buyer being liable for the remainder of such Property Taxes.  Buyer shall receive a credit, at Closing, against the Purchase Price to the extent of Seller’s portion of such prorated Property Taxes.  Buyer shall thereafter pay or cause to be paid, when due, to the appropriate Tax Authority, all Property Taxes for the Straddle Period.  If the Closing Date shall occur before the applicable Tax rate or assessment is fixed for such Straddle Period, the apportionment of such Property Taxes and payments at the Closing shall be based upon the most recently ascertainable Property Tax bills, and the Parties shall work together in good faith to promptly “true-up” the Property Taxes assessed during the current year after such Property Tax bills become available.

ARTICLE VII
CONDITIONS TO OBLIGATIONS

Section 7.1                                   Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)                                 the Required Consents set forth in Schedule 3.3 shall have been duly made, given or obtained and shall be in full force and effect;

(b)                                 Buyer shall have received all Buyer Approvals set forth in Section 4.2;

(c)                                  all gaps in rights of way and/or easements related in any way to the Surface Contracts shall be completed and/or cured, to the sole satisfaction of Buyer;

(d)                                 each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality) on the Closing Date as though made on the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality) as of such earlier date;

(e)                                  the System and each component part thereof shall have each passed integrity testing, to the sole satisfaction of Buyer;

(f)                                   except for the defects in the black plastic liners set forth on Schedule 3.10, each of the repair and maintenance items identified on Schedule 7.1(f), and the items identified pursuant to Section 5.8 have been completed by Seller, to Buyer’s sole satisfaction;

(g)                                  Seller shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing;

(h)                                 Seller shall have delivered to Buyer a certificate, dated the Closing Date, certifying that the conditions specified in Section 7.1(d) and Section 7.1(g) have been fulfilled;

(i)                                     there shall not be in force any Law restraining or prohibiting, and shall not be any action or other proceeding pending or threatened which seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement;

(j)                                    Buyer is satisfied with the condition of the Assets;

(k)                                 Seller has drilled, completed and fully equipped and placed into commercial service those disposal wells, and constructed and installed and placed into commercial service those facilities set forth on Schedule 5.12 as disposal wells or facilities to be completed prior to Closing;

(l)                                     the individuals set forth on Schedule 7.1(l) shall have executed employment or consulting agreements acceptable to Buyer in its sole discretion;

(m)                             the NGL Common Units issuable to Disposals pursuant to this Agreement, if applicable, shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof; and

(n)                                 the transaction set forth on Schedule 7.1(n) shall have been consummated.

Section 7.2                                   Conditions to the Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

(a)                                 the Buyer Approvals set forth in Schedule 4.2 shall have been duly made, given or obtained and shall be in full force and effect;

(b)                                 each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality) on the Closing Date as though made on the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality) as of such earlier date;

(c)                                  Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing;

(d)                                 Buyer shall have delivered to Seller a certificate, dated the Closing Date, certifying that the conditions specified in Section 7.2(b) and Section 7.2(c) have been fulfilled;

(e)                                  there shall not be in force any Law restraining or prohibiting, and shall not be any action or other proceeding pending or threatened which seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement; and

(f)                                   the NGL Common Units issuable to Disposals pursuant to this Agreement, if applicable, shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof.

ARTICLE VIII
INDEMNIFICATION

Section 8.1                                   Survival.  The representations and warranties of the Parties contained in this Agreement shall survive for a period of twelve (12) months after the Closing Date; provided, however, Section 3.1, Section 3.2, Section 3.3(b), Section 3.4, Section 3.10, Section 3.12, Section 3.13, Section 4.1, Section 4.2, Section 4.3(b) and Section 4.7 shall each survive indefinitely and Section 3.9 shall survive until sixty (60) days after the expiration of the applicable statute of limitations, without regard to the application of any applicable discovery rules.  Covenants and agreements of the Parties shall survive until performed.  Neither Party shall have any liability for indemnification claims made under this Article VIII with respect to any such representation or warranty unless a written notice of claim (describing in reasonable detail the claim, including an estimate of Losses attributable to such claim to the extent then known or reasonably capable of being calculated) is provided by Buyer to Seller or by Seller to Buyer, as applicable, prior to the expiration of the applicable survival period for such representation or warranty.  If a written notice of claim has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation or warranty, then the applicable representation or warranty shall survive as to such claim, until such claim has been finally resolved.

Section 8.2                                   Indemnification.

(a)                                 Subject to the provisions of this Article VIII, from and after the Closing, Seller shall indemnify and hold harmless Buyer, Buyer’s Affiliates and their respective Representatives (the “Buyer Indemnified Parties”) from and against all Losses that the Buyer Indemnified Parties incur arising from:

(i)                                     any breach of any representation or warranty of Seller in this Agreement;

(ii)                                  any breach by Seller of any covenant or agreement made by Seller in this Agreement; or

(iii)                               the Retained Obligations.

Notwithstanding anything to the contrary in this Article VIII, the Buyer Indemnified Parties shall only be entitled to make indemnity claims under this Article VIII against Disposals and not Mesquite and Mesquite shall not be liable to the Buyer Indemnified Parties for any Losses for which Buyer is entitled to indemnity hereunder.  Following Closing, Mesquite will be obligated to continue performing the covenants that Mesquite is required to perform under this Agreement, but will have no further liability to Buyer under this Agreement and any claims by Buyer for Mesquite’s breach of such covenants (other than Section 5.4) will be limited to the specific performance remedy set forth in Section 8.8(b) and any indemnity claims against Disposals to which Buyer is entitled under this Article VIII.

(b)                                 Subject to the provisions of this Article VIII, from and after the Closing, Buyer shall indemnify and hold harmless Seller, Seller’s Affiliates and their respective Representatives (the “Seller Indemnified Parties”) from and against all Losses that the Seller Indemnified Parties incur arising from (i) the Assumed Obligations, to the extent such Losses are not subject to the provisions of Section 8.2(a) and are not the subject of a Claim Notice delivered by Buyer by the date specified in Section 8.1, and (ii) any breach of any representation, warranty, covenant or agreement of Buyer in this Agreement.

(c)                                  Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss (which duty shall include the obligation to seek and collect available insurance proceeds and indemnification and reimbursement payments) arising out of or relating to this Agreement or the transactions contemplated hereby.

(d)                                 For purposes of determining whether a representation or warranty has been breached for purposes of this Article VIII and determining the amount of Losses suffered by any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, each representation and warranty set forth in this Agreement, and any qualification with respect to any representation or warranty set forth in any Disclosure Schedule, shall be read without regard for or giving effect to “material,” “materiality,” “Material Adverse Effect” and words of similar qualification.  A Party’s Knowledge prior to the Closing of any breach or failure of any representation or warranty made by the other Party herein shall be a bar to the first Party’s right to indemnification hereunder for such breach or failure, except to the extent such Party notified the other Party of such breach or failure prior to Closing, in which case such Party’s knowledge at any time will not affect its right to indemnification hereunder.  A Party’s knowledge of any other matter or knowledge that first comes to a Party after the Closing will not affect that Party’s right to indemnification hereunder.  Each of the Parties acknowledge and agree that the Party asserting that the other Party had Knowledge prior to Closing of any breach or failure of any representation or warranty by such asserting Party (or any other Party other than the Party alleged to have Knowledge of such breach or failure) shall have the burden of proof in establishing such Knowledge.

Section 8.3                                   Indemnification Procedures.  Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)                                 Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a non-Affiliate third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 8.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b)                                 The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim.  If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Article VIII), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 8.3(b).  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim, (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates and (iii) the settlement agreement is not with respect to any Third Party Claim asserted by a Tax Authority.  If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)                                  If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party.  In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)                                 Subject to the other provisions of this Article VIII, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.

(e)                                  In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article VIII, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.

Section 8.4                                   Limitations on Liability of Seller.  Notwithstanding anything to the contrary herein, in no event shall Seller be obligated for Losses under Section 8.2(a)(i) with respect to a breach of any representation or warranty set forth in this Agreement if the aggregate amount of Losses suffered or incurred by the Buyer Indemnified Parties (a) does not exceed two million Dollars ($2,000,000) (the “Deductible”) or (b) exceeds ten (10%) of the Purchase Price (the “Cap”).  The Parties acknowledge and agree that the intent of the preceding sentence, and this Agreement, is that all liability and responsibility for (i) Losses below the Deductible and (ii) Losses exceeding the Cap with respect to breach of any representation or warranty set forth in this Agreement shall be borne by Buyer.  The limitations in this Section 8.4 shall not apply to breaches or failures of Section 3.1, Section 3.2, Section 3.3(b), Section 3.4, Section 3.9, or Section 3.13.

Section 8.5                                   Remedies.  If any finally resolved claim for indemnification by Seller under Section 8.1 is not satisfied by payment by Seller or Precious Lady in immediately available funds within 20 Business Days after it is finally resolved, Buyer shall have the right, but not the obligation, to satisfy any such finally resolved claims by causing NGL to cancel a number of the NGL Preferred Units issued by NGL to Precious Lady hereunder equal to the number of NGL Preferred Units required so that the sum of the NGL Preferred Unit Price for such canceled units equals the amount of the finally resolved claims.  If Precious Lady fails to comply with Section 5.10 and such failure continues for 20 Business Days after Buyer provides notice of such failure, Buyer shall have the right, but not the obligation, to cause NGL to cancel all of the NGL Preferred Units issued by NGL to Precious Lady hereunder.  The Parties and Precious Lady agree that all NGL Preferred Units canceled pursuant to this Section 8.5 shall be so canceled and forfeited by the holder thereof, and such cancelation and forfeiture shall be binding on the holder of such canceled NGL Preferred Units and their respective successors and assigns, automatically and without any action of such Person.  The number of cancelled NGL Preferred Units shall be based upon the 10-day volume weighted average price of the NGL Preferred Units on the NYSE (as reported by Bloomberg L.P.) over the period beginning on the date that is 10 days prior to the forfeiture thereof.

Section 8.6                                   Waiver of Other Representations and Warranties.

(a)                                 WITH THE SOLE EXCEPTION OF THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN THIS AGREEMENT AND IN THE CONVEYANCE, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, THE BUSINESS OR ANY PART THEREOF, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FUTURE FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE ASSETS OR THE BUSINESS.

(b)                                 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER’S INTEREST IN THE ASSETS AND THE BUSINESS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AS TO THE ASSETS AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS, THE BUSINESS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS AND THE BUSINESS.

(c)                                  The representations and warranties contained in Section 3.10 shall be the exclusive representations and warranties with regard to Environmental Laws and related matters.

Section 8.7                                   Purchase Price Adjustment.  The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the Purchase Price for Tax purposes.

Section 8.8                                   Exclusive Remedy.

(a)                                 EXCEPT AS RELATED TO A BREACH OF SECTION 5.4, THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH PARTY’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT FOLLOWING CLOSING SHALL BE PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT OR ANY RIGHTS SET FORTH IN THE CONVEYANCE.

(b)                                 NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY HERETO SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OF ANY BUSINESS, DAMAGES TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT;

PROVIDED, HOWEVER, THAT THIS SECTION 8.8(B) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY HEREUNDER FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A NON-AFFILIATE THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER.  NEITHER PARTY SHALL BE ENTITLED TO SPECIFIC PERFORMANCE EXCEPT AS RELATED TO A BREACH OF SECTION 5.4, SECTION 9.1 OR PURSUANT TO THE LAST PARAGRAPH OF SECTION 8.2(A).

Section 8.9                                   Express Negligence.  THE PARTIES INTEND THAT THE INDEMNITIES SET FORTH IN THIS ARTICLE VIII BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY.  WITHOUT LIMITING THE FOREGOING, SUCH INDEMNITIES WILL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE.  IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN THIS ARTICLE VIII WILL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE.  THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

ARTICLE IX
PRE-CLOSING COVENANTS; TERMINATION

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

Section 9.1                                   General.  Each of the Parties will use Reasonable Efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VII).

Section 9.2                                   Notices, Consents and Preferential Purchase Rights.  Subject to the terms and conditions of this Agreement, each of Buyer and Seller shall, and shall cause their respective Affiliates to undertake Reasonable Efforts to make or cause to be promptly made the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings and to make or obtain the Required Consents and the Buyer Approvals, as applicable.  With respect to each preferential purchase right set forth on Schedule 3.3, Seller shall, promptly following the date hereof, send the holder of such right a notice in compliance with the applicable contract.  If the holder of a preferential purchase right elects to purchase the applicable Asset prior to Closing or the time to exercise the preferential purchase right has not expired prior to Closing, that Asset shall be excluded from the Assets to be conveyed to Buyer and the Purchase Price shall be reduced by the allocated value of the relevant Asset set forth on Schedule 3.3.  If the preferential purchase right holder fails to consummate the purchase of the Asset in accordance with the applicable agreement, then Seller shall notify Buyer, and Buyer shall purchase such Asset from Seller, under the terms of this Agreement for a price equal to the allocated value of the Asset set forth on Schedule 3.3.

Section 9.3                                   Conduct and Preservation of Business.  Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Closing, Seller will conduct the Business and its operations with respect to the Assets according to its ordinary course of business consistent in all material respects with its past practice and in material compliance with all applicable Laws.

Section 9.4                                   Restrictions on Certain Actions.  Without limiting the generality of any other provision of this Article IX, and except as otherwise expressly provided in this Agreement, prior to the Closing, Seller will not take, consent to or allow any of the following actions, without the prior written consent of Buyer (which will not be unreasonably withheld, delayed or conditioned):

(a)                                 mortgage or pledge any of the Assets, or create or suffer to exist any Lien thereupon (except for Permitted Liens) other than any that will terminate at or prior to Closing;

(b)                                 sell, lease, transfer, or otherwise dispose of, directly or indirectly, any of the Assets, except for: (i) sales of inventory in the ordinary course of business consistent with past practices, (ii) sales or disposition of excess or obsolete assets in the ordinary course of business consistent with past practices, and (iii) the sale, disposition or consumption of personal property in the ordinary course of business consistent with past practice that is either replaced by equivalent property or normally consumed in the operation of the Assets;

(c)                                  amend, modify or change in any material respect, or terminate, any Material Contract or enter into any Contract that would have been a Material Contract if entered into prior to the date hereof;

(d)                                 allow any material Permit that is maintained by Seller or its Affiliates on the date hereof to lapse or expire without replacement thereof;

(e)                                  allow insurance coverage on the Assets maintained as of the date hereof to lapse;

(f)                                   make or revoke any material Tax elections with respect to the Assets, change any Tax accounting period or method of accounting with respect to the Assets, file an amended Tax Return with respect to the Assets or enter into any agreement with any Tax Authority with respect to the assets (including a “closing agreement” within the meaning of Code Section 7121);

(g)                                  commit to make any capital expenditures that would be payable by Buyer after Closing (including any that would be reimbursed to Mesquite by Buyer under the Operating Agreement after Closing) in excess of $250,000 per matter or set of related matters;

(h)                                 fail to make any planned expenditures with respect to upkeep of the Assets in the normal course of business, or otherwise allow the condition of the Assets to deteriorate beyond ordinary wear and tear;

(i)                                     change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collection of receivables (whether or not past due) or failure to pay or delay payment of payables or other liabilities, in each case, with respect to the Business; or

(j)                                    agree in writing or otherwise to take any of the actions described in this Section 9.4.

Section 9.5                                   Full Access. Seller will permit Representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal Business operations, to all premises, properties, and Records of Seller.

Section 9.6                                   Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Article III or Article IV, as applicable. No disclosure by any Party pursuant to this Section 9.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

Section 9.7                                   Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a)                                 by mutual written consent of Seller and Buyer;

(b)                                 by either Seller or Buyer, if:

(i)                                     the Closing has not occurred, or cannot occur, on or before August 31, 2019, unless such failure to close is due to: (A) a breach of this Agreement; or (B) failure to use Reasonable Efforts to satisfy the conditions to obligations set forth in Article VII hereof, in each case by the Party seeking to terminate this Agreement pursuant to this clause (i); provided that Buyer shall have the right to extend this date and Seller will not have the right to terminate under this clause (i) for so long as (x) approval or expiration of the waiting period under any Antitrust Law is pending and Buyer is attempting to obtain such approval and otherwise working in good faith towards satisfying the conditions precedent to Seller’s obligation to close or (y) reasonably necessary for Buyer to obtain the information and complete the audits necessary to permit it to timely file the current report on Form 8-K under the Exchange Act to be filed on or before the 71st calendar day after the initial Form 8-K to be filed within four Business Days following the Closing; or

(ii)                                  there is any statute, rule, or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or a Governmental Authority has issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling, or other action has become final and nonappealable;

(c)                                  by Seller, if (i) Buyer has failed to fulfill any of its material obligations under this Agreement or (ii) any of the representations and warranties of Buyer contained in this Agreement are not true and correct in all material respects and, in the case of each of clauses (i) and (ii), such failure, misrepresentation, or breach of warranty has not been cured within thirty (30) days after written notice thereof from Seller to Buyer; or

(d)                                 by Buyer, if (i) Seller has failed to fulfill any of its material obligations under this Agreement or (ii) any of the representations and warranties of Seller contained in this Agreement are not true and correct in all material respects and, in the case of each of clauses (i) and (ii), such failure, misrepresentation or breach of warranty has not been cured within thirty (30) days after written notice thereof from Buyer to Seller.

Section 9.8                                   Effect of Termination.  If this Agreement is terminated in accordance with Section 9.7 by either Seller or Buyer, written notice of the termination will promptly be given to the other Party specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will become void and have no effect, except that the agreements contained in this Section 9.8, Section 9.7, and in Article X will survive the termination hereof.  Nothing contained in this Section 9.8 will relieve any Party to this Agreement from liability for Losses actually incurred as a result of any breach of this Agreement.

Section 9.9                                   Disposals Operating, LLC.  Prior to the Closing, Seller shall (a) form a new Delaware limited liability company named “Disposals Operating, LLC” that is a wholly owned Subsidiary of Mesquite, and (b) contribute the assets set forth on Schedule 9.9 to Disposals Operating, LLC, free and clear of all Liens.  As of Closing, 100% of the issued and outstanding equity interests of Disposals Operating, LLC shall be deemed included in the “Assets”.  As of Closing, Seller hereby makes the representations and warranties set forth in Article III with respect to both the equity interests of Disposals Operating, LLC and the assets of Disposals Operating, LLC as if both were “Assets” hereunder, mutatis mutandis. Seller further represents and warrants as of Closing that Disposals Operating, LLC (i) was newly formed after the date of this Agreement and prior to Closing for the sole purpose of facilitating the transaction and holding the contracts set forth on Schedule 9.9, (ii) has not conducted any business or engaged in any activities other than those related to its formation and related to the transfer of the contracts set forth on Schedule 9.9, (iii) has no liabilities other than in connection with its formation and executory obligations under the contracts set forth on Schedule 9.9, and (iv) is not a party to any contract or agreement other than the Disposals Operating, LLC Agreement and the contracts set forth on Schedule 9.9.

ARTICLE X
MISCELLANEOUS

Section 10.1                            Notices.  All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (a) delivered in person, (b) one Business Day after delivery to an overnight delivery service (e.g., FedEx), freight prepaid, or (c) delivered by facsimile or e-mail and contemporaneously delivered in person or by overnight delivery service, freight prepaid, addressed as follows:

(i)                                     If to Seller, to:

Clay L. Wilson

Box 1479

Carlsbad, New Mexico 88221

Facsimile: (575) 885-9859

E-mail: clay@mesquiteswd.net

Phone: (575) 706-1840

Copy to:

Tammy Hawley

Facsimile: (575) 689-8318

E-mail:  thawley@mesquiteswd.net

Phone: (325) 650-7371

Michael T. Morgan

MORGAN LEETON, PC

400 W. Illinois, Suite 120

Midland, Texas 79701

E-mail:  Mike.morgan@morganleetonpc.com

Phone: (432) 498-2085

(ii)                                  If to Buyer, to:

NGL Water Solutions, LLC

c/o NGL Energy Partners LP

3773 Cherry Creek North Drive; Suite 1000

Denver, CO 80209

Attn:  Doug White

E-mail: Doug.White@nglep.com

Copy to:

NGL Energy Partners LP

Legal Department

6120 South Yale Ave., Suite 805

Tulsa, OK 74136

Facsimile: (918) 481-5896

E-Mail:  ryan.collins@nglep.com

Phone: (918) 236-4726

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 10.2                            Assignment.  No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party which shall not be unreasonably withheld; provided, however, that Buyer may assign to an Affiliate without consent.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.3                            Rights of Third Parties.  Nothing in this Agreement shall entitle any Person other than Buyer and Seller to any Losses, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Parties and the Buyer Indemnified Parties (provided, however, any claim for indemnity hereunder on behalf of a Seller Indemnified Party or a Buyer Indemnified Party must be made and administered by a Party).

Section 10.4                            Expenses.  Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 10.5                            Counterparts.  This Agreement may be executed in two or more counterparts (delivery of which may be made by facsimile or electronically in PDF format), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile or PDF copies hereof or signatures hereon shall, for all purposes, be deemed originals.

Section 10.6                            Entire Agreement.  This Agreement (together with the Disclosure Schedules and Exhibits to this Agreement) constitutes the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 10.7                            Disclosure Schedules.  Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement.  No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the Business or required to be disclosed on the Disclosure Schedules.  The disclosure of an item in one section of the Disclosure Schedules as an exception to a particular covenant, agreement, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, agreements, representations and warranties only to the extent that the relevance of such item to each such other covenant, representation, agreement or warranty is readily apparent on its face.

Section 10.8                            Waiver.  Seller or Buyer may: (i) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate, or writing delivered pursuant to this Agreement; (ii) waive compliance by the other Party with any of the other’s covenants or agreements under this Agreement; or (iii) waive any conditions to its own obligations contained in this Agreement.  Any agreement on the part of a Party to this Agreement to any such waiver will be valid only if set forth in an instrument in writing signed by or on behalf of that Party.  No failure or delay by a Party to this Agreement in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

Section 10.9                            Amendments.  This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

Section 10.10                     Publicity.  All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller; provided, however, that a Party may publish such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances and providing the other Party the opportunity to review such press release or other public communication.

Section 10.11                     Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 10.12                     Governing Law; Jurisdiction.

(a)                                 This Agreement shall be governed and construed in accordance with the Laws of the State of Texas without regard to the Laws that might be applicable under conflicts of laws principles and venue for any suit arising out of or related to this Agreement shall lie exclusively in Midland County, Texas.

(b)                                 THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

Section 10.13                     Further Assurances.  Seller shall execute and deliver or cause to be executed and delivered to Buyer, and Buyer shall execute and deliver or cause to be executed and delivered to Seller, such further instruments of transfer, assignment and conveyance as the other Party may reasonably request to more effectively carry out the consummation of the transactions contemplated by this Agreement.

Section 10.14                     Confidentiality.  Buyer and Mesquite are parties to that certain Mutual Confidentiality Agreement, dated February 28, 2018 (as amended, the “Confidentiality Agreement”).  By their signature hereto, Seller hereby joins the Confidentiality Agreement as a party thereto and shall be included in the definition of “Mesquite” thereunder.  Buyer, Mesquite and Seller hereby acknowledges and agrees that the Confidentiality Agreement shall survive the execution of this Agreement, and notwithstanding anything in the Confidentiality Agreement to the contrary, the obligations of the parties and their respective Representatives (as defined in the Confidentiality Agreement) under the Confidentiality Agreement shall continue for the longer of (a) the time period provided for in the Confidentiality Agreement or (b) three (3) years following the Effective Time hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER:

Mesquite Disposals Unlimited, LLC

By:	/s/ Clay L. Wilson
Name:	Clay L. Wilson
Title:	Managing Member

Mesquite SWD, Inc.

By:	/s/ Clay L. Wilson
Name:	Clay L. Wilson
Title:	President

SIGNATURE PAGE TO ASSET PURCHASE AND SALE AGREEMENT

RESTRICTED PERSONS:

Precious Lady Holdings, L.L.C., for the limited purposes of Sections 3.23, 5.4, 5.10 and 8.5

By:	/s/ Clay L. Wilson
Name:	Clay L. Wilson
Title:	Managing Member

Blue Quail SWD, LLC, for the limited purposes of Section 5.4

By:	/s/ Clay L. Wilson
Name:	Clay L. Wilson
Title:	Managing Member

Uno Mas SWD, LLC, for the limited purposes of Section 5.4

By:	/s/ Mike Forrest
Name:	Mike Forrest
Title:	President

N Deep Texans, LLC, for the limited purposes of Section 5.4

By:	/s/ Mike Forrest
Name:	Mike Forrest
Title:	President

Branson Properties, LLC, for the limited purposes of Section 5.4

By:	/s/ Scott Branson
Name:	Scott Branson
Title:	Owner

SIGNATURE PAGE TO ASSET PURCHASE AND SALE AGREEMENT

RESTRICTED PERSONS (CONTINUED):

Tommy Wilson., for the limited purposes of Section 5.4

By:	/s/ Tommy Wilson
Name:	Tommy Wilson

XTS Disposals, LLC, for the limited purposes of Section 5.4

By:	/s/ Zane Mead
Name:	Zane Mead
Title:	Manager

Clay Wilson, an individual, for the limited purposes of Section 5.4

By:	/s/ Clay L. Wilson
Name:	Clay L. Wilson

Linda Wilson, an individual, for the limited purposes of Section 5.4

By:	/s/ Linda Wilson
Name:	Linda Wilson

Riley Neatherlin, an individual, for the limited purposes of Section 5.4

By:	/s/ Riley G. Neatherlin
Name:	Riley G. Neatherlin

Zane Mead, an individual, for the limited purposes of Section 5.4

By:	/s/ Zane Mead
Name:	Zane Mead

SIGNATURE PAGE TO ASSET PURCHASE AND SALE AGREEMENT

BUYER:

NGL Water Solutions, LLC

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AND SALE AGREEMENT